Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into as of August 31, 2017 by and between E. I. du Pont de Nemours and Company (“DuPont”) and Edward D. Breen, an individual (the “Executive” and, together with DuPont, the “Parties” and each a “Party”).

RECITALS

WHEREAS, pursuant to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 11, 2015 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among DowDuPont Inc. (f/k/a Diamond-Orion HoldCo, Inc.), a Delaware corporation (the “Company”), The Dow Chemical Company (“Dow”), Diamond Merger Sub, Inc., DuPont and Orion Merger Sub, Inc., it is contemplated that DuPont and Dow will each become subsidiaries of the Company (such transactions the “Mergers” and the date of consummation of the Mergers the “Closing Date”);

WHEREAS, Executive is employed as the Chief Executive Officer of DuPont and serves as the Chair of the Board of Directors of DuPont;

WHEREAS, DuPont and Executive intend that, effective as of the consummation of the Mergers on the Closing Date (such date for purposes of this Agreement, the “Commencement Date”) and pursuant to the terms and conditions set forth herein, Executive shall be employed by DuPont and shall serve as the Chief Executive Officer of the Company and serve as a member of the Board of Directors of the Company (the “Board”);

WHEREAS, following the Commencement Date, the Company intends to pursue the separation of its agriculture business, material science business and specialty products business through one or more tax-efficient transactions, resulting in three independent, publicly traded companies (the “Split-Offs”);

WHEREAS, the Company intends to establish three committees (the “Advisory Committees”) of its Board to generally oversee the business and affairs of each of the Company’s agriculture business, material science business and specialty products business in preparation for the Split-Offs;

WHEREAS, Executive is presently a Tier I participant in the DuPont Senior Executive Severance Plan (the “SESP”); and

WHEREAS, the Parties intend that the SESP and Executive’s Tier I participation therein shall continue in effect as of and following the Commencement Date in accordance with and subject to the terms and conditions of the SESP and this Agreement.

NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, it is agreed as follows:

1.    Term. The term (the “Employment Term”) of Executive’s employment under this Agreement shall be for the period commencing upon consummation of the Mergers and ending on the third anniversary of the Commencement Date.

2.    Employment. During the Employment Term:

(a)    Position, Duties and Reporting. Executive shall be employed by DuPont and shall serve as Chief Executive Officer of the Company. Executive shall report directly to the Board in his capacity as Chief Executive Officer of the Company. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities and consistent with Section 2.2(b) (as well as, to the extent applicable, Section 2.2(d) and 2.2(e)) of the Merger Agreement.

(b)    Service on Board and Other Positions. The Company shall, commencing the Commencement Date appoint, and thereafter nominate and re-nominate Executive for election to the Board and, before the consummation of each respective Split-Off, the respective Advisory Committee, and Executive shall not receive separate or additional compensation for such service. At, or any time after, the time of his termination of employment with DuPont for any reason, Executive shall resign from the Board and any Advisory Committee if requested to do so by the Company and Executive shall resign from each other position he holds with the Company or its affiliates within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended (each, an “Affiliate”). The preceding sentence shall survive any termination of the Employment Term.

(c)    Other Activities. Excluding periods of vacation and sick leave to which Executive is entitled and other service outside of the Company contemplated in this Section 2(c), Executive shall devote his full professional time and attention to the business and affairs of the Company to discharge the responsibilities of Executive hereunder. Before joining or agreeing to serve on corporate, civil or charitable boards or committees on which he does not serve as of the date hereof, Executive shall obtain approval of the Board. It is acknowledged and agreed that, as of the date hereof, Executive serves as a member of the Board of Directors of Comcast Corporation and the Advisory Board of New Mountain Capital LLC and that such service does not violate the terms of this Section 2(c). Executive may manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.

(d)    Employment Location. Executive’s principal place of employment shall be located in the headquarters of DuPont effective as of the Commencement Date or such other location as mutually agreed upon by the Board and Executive, provided that Executive shall travel and shall temporarily render services at other locations as may reasonably be required by his duties hereunder.

(e)    Company Policies. Executive shall be subject to and shall abide by each of the personnel policies applicable to senior executives of the Company, including without limitation any policy restricting pledging and hedging investments in Company equity by Company executives, any policy the Company adopts regarding the recovery of incentive compensation (sometimes referred to as “clawback”) and any additional clawback provisions as required by law and applicable listing rules. This Section 2(e) shall survive the termination of the Employment Term.

3.    Annual Compensation.

(a)    Base Salary. Effective beginning September 1, 2017, and during the Employment Term, Executive shall be paid an annual base salary of $1,930,800 (as it may be modified in accordance with the succeeding provisions of this subsection (a), “Base Salary”) in accordance with DuPont’s regular payroll practices as in effect from time to time. During the Employment Term, the Base Salary will be reviewed at least annually and is subject to increase at the discretion of the independent members of the Board upon recommendation from the Compensation Committee of the Board (the “Committee”). Any such increase shall be Executive’s “Base Salary” for all purposes under this Agreement and the SESP.

(b)    Annual Bonus. With respect to each fiscal year of the Company beginning during the Employment Term, Executive shall be eligible to receive a target annual cash bonus of 165% of Base Salary (the “Target Bonus”) based on the achievement of such performance criteria as may be established by the independent members of the Board upon recommendation from the Committee. In respect of calendar year 2017, Executive shall be eligible to receive a target annual cash bonus of 165% of Base Salary based on performance metrics in respect of DuPont, provided that the performance in respect of the portion of 2017 before the Commencement Date shall be based on performance during the first half of 2017 as determined by the Board of Directors of DuPont prior to the Commencement Date.

4.    Long-Term Incentive Compensation. With respect to each fiscal year of the Company beginning during the Employment Term, Executive shall be eligible to receive long-term incentive compensation grants with a grant date fair value for financial accounting purposes of $12,700,000 at target based on the achievement of such performance criteria as may be established by the independent members of the Board upon recommendation from the Committee. To the extent that eligibility for “retirement” (or analogous concept) favorably affects rights under any such grant, Executive’s age and years of service with the Company from time to time shall be deemed to satisfy the requirements for such retirement. As soon as practicable following the Commencement Date but in any event during 2017, the Executive shall receive a long-term incentive compensation grant in respect of 2017 with a grant date fair value for financial accounting purposes of $1,600,000 and in the form of non-qualified stock options.

5.    Synergy Incentive Grant. As soon as practicable following the Commencement Date, the Committee shall establish a synergy incentive program with such terms as it shall determine in its discretion (the “Synergy Incentive Program”) in which Executive shall be a participant to incentivize the Split-Offs and achieve anticipated synergies in respect of the Mergers.

6.    Other Benefits. During the Employment Term:

(a)    Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and its Affiliates on the same basis and terms as are applicable to senior executives of the Company generally.

(b)    Business Expenses. Upon submission of proper invoices in accordance with, and subject to, the normal policies and procedures of the Company and its Affiliates, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by him in connection with the performance of his duties hereunder.

(c)    Office and Facilities. Executive shall be provided with an appropriate permanent office and with such permanent secretarial and other support facilities as are commensurate with Executive’s status with the Company, which facilities shall be adequate for the performance of his duties hereunder.

(d)    Vacation. Executive shall be entitled to paid time off in accordance with the policies as periodically established for senior executives of the Company, provided that he shall be eligible for not less than four weeks of vacation per calendar year (pro-rated for any partial calendar year during the Employment Term).

7.    Termination Events. Executive’s employment with the Company and its Affiliates hereunder may be terminated under the circumstances set forth below in this Section 7:

(a)    Death. Executive’s employment shall be terminated as of the date of Executive’s death.

(b)    Disability. The Company may terminate Executive’s employment upon and at any time during the continuance of his disability within the meaning of the long-term disability plan maintained by the Company or its Affiliates in respect of senior executives of the Company as in effect from time to time (“Disability”).

(c)    By the Company. The Company may terminate Executive’s employment (either for Cause or without Cause (within the meaning of the SESP (“Cause”))) effective as of the date specified in the applicable Notice of Termination (as defined below).

(d)    By Executive. Executive may terminate his employment (either for Good Reason or without Good Reason (within the meaning of the SESP (“Good Reason”))) effective as of the date specified in the applicable Notice of Termination.

Notwithstanding anything in this Agreement to the contrary, to the extent required to avoid the imposition of a tax under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall not be considered to have terminated employment with the Company and its Affiliates for purposes of this Agreement until he would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A.

8.    Termination Procedures.

(a)    Notice of Termination. Any purported termination of Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination provided in accordance with Section 11(d) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) specify the Date of Termination (as defined below) and (iii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)    Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during such thirty (30) day period), and (ii) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

9.    Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive (or his estate, as the case may be) shall be entitled to compensation and benefits as follows:

(a)    Accrued Compensation. If Executive’s employment is terminated for any reason, the Company shall pay (or cause to be paid) to Executive or his estate, as the case may be, except to the extent it would result in a duplication of benefits payable under the SESP, (i) any unpaid Base Salary earned by Executive, and any unused paid time off accrued by Executive, through the Date of Termination, (ii) any expenses incurred but not yet reimbursed in accordance with Section 6(b) hereof, (iii) any vested employee benefits to which Executive is entitled as of the Date of Termination under the employee benefit plans of the Company or an Affiliate, and (iv) except in the case of a termination by the Company for Cause, any annual cash bonus earned by Executive for a prior year but not yet paid to Executive as of the Date of Termination (collectively, as applicable, the “Accrued Compensation”).

(b)    For Cause or Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay (or cause to be paid) to Executive the Accrued Compensation and shall have no further obligation to provide compensation or benefits to Executive by reason of such termination.

(c)    Without Cause or for Good Reason. If Executive’s employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason during the Employment Term, then Executive’s entitlements shall be those determined for a

Tier I participant under the terms of the SESP (without regard for any expiration of the Term (as defined under the SESP) thereunder). The Parties acknowledge and agree that Good Reason shall be deemed (i) not to exist under the SESP or this Agreement solely by reason of changes in his status or duties to reflect consummation of the Mergers and (ii) to exist under the SESP and this Agreement in the event of any failure to appoint Executive as Chief Executive Officer of the Company and a member of the Board upon or immediately following the consummation of the Mergers. The release of claims required under the SESP as a condition of such entitlements shall be in the form attached hereto as Exhibit A (“Release”).

(d)    Death/Disability. If Executive’s employment by the Company shall be terminated by reason of Executive’s death or Disability, the Company shall provide (or cause to be provided) to Executive (or his estate, as the case may be) the compensation and benefits to which Executive would have been entitled as a Tier I participant under the SESP upon a termination of his employment by the Company without Cause, subject to a Release from Executive (or his estate, as the case may be) on the terms otherwise applicable under the SESP.

(e)    Equity and Other Long-Term Incentive Awards. All unvested equity or other long-term incentive compensation awards outstanding immediately prior to a termination of Executive’s employment shall be governed by the respective terms of the awards.

10.    Non-Disparagement. From and following the Date of Termination, Executive agrees not to make negative comments or otherwise disparage the Company or any of its controlled affiliates, or any of their directors or officers at a level of Vice President or above, in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation, as applicable. The Company agrees that the Company will not, and the Company will instruct the individuals reporting directly to Executive as of the Date of Termination and the members of the Board as of the Date of Termination to not, while employed by the Company or its Affiliates or serving as a member of the Board, as the case may be, make negative comments about Executive or otherwise disparage Executive in any manner that is reasonably likely to be harmful to his business reputation or personal reputation. The Company and DuPont on the one hand and Executive on the other will not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting the other or in pursuit of a claim or other action against the other, except as required by law. Nothing contained in this Section 10 shall prevent any Party from making truthful statements in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes between or among the Parties or in any response or disclosure by any Party compelled by legal process or required by applicable law.

11.    Miscellaneous.

(a)    Identity of Company; Actions of Company, Board and Committee. For purposes of this Agreement, references to the Company include reference to its Affiliates, including DuPont, as applicable. To the extent the provisions of this Agreement require any action or omission by DowDuPont Inc., the Board or the Committee, DuPont shall use its best efforts to cause such action or omission and agrees that it shall be liable in respect of any failure to cause such action or omission.

(b)    Successors and Assigns.

(i)    This Agreement shall be binding upon and shall inure to the benefit of the Company and DuPont, their respective successors and permitted assigns and the Company and DuPont shall require any respective successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and DuPont, respectively, would be required to perform if no such succession or assignment had taken place. Neither the Company nor DuPont may assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or DuPont, as applicable.

(ii)    Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(c)    Fees and Expenses. The Company will reimburse (or cause to be reimbursed) Executive’s reasonable attorney’s fees incurred in connection with the negotiation of this Agreement up to a maximum of $50,000. The Company shall reimburse Executive (or cause him to be reimbursed) for all expenses (including reasonable attorney’s fees) incurred by Executive in enforcing this Agreement or any provision hereof or as a result of the Company or DuPont contesting the validity or enforceability of this Agreement or any provision hereof, regardless of the outcome thereof, provided, that the Company shall not be obligated to pay any such fees and expenses arising out of any action brought by Executive if the finder of fact in such action determines that Executive’s position in such action was frivolous or maintained in bad faith. Such costs shall be paid to Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.

(d)    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including any Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one Party to another Party or, if none, in the case of the Company or DuPont, to the Company’s headquarters directed to the attention of the Company’s General Counsel and, in the case of Executive, to the most recent address shown in the personnel records of the Company or its Affiliates. All notices and communications shall be deemed to have been received on the date of personal delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(e)    Withholding. The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company or DuPont, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(f)    Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and DuPont and, on or after the Commencement Date, the Company. No waiver by any Party at any time of any breach by another Party of, or compliance with, any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(g)    Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A, the Dodd-Frank Wall Street Reform and Consumer Protection Act or other federal law applicable to the employment arrangements between Executive and the Company; provided, and for the avoidance of doubt, the adjudication of any dispute between Executive and the Company in respect of Executive’s entitlements under the SESP shall be de novo by a court of competent jurisdiction. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide (or cause to be provided) economically equivalent payments or benefits to Executive to the extent permitted by law.

(h)    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Delaware applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

(i)    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(j)    Headings. The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(k)    Construction. This Agreement shall be deemed drafted equally by both the Parties, and any presumption or principle that the language is to be construed against either Party shall not apply.

(l)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or in .pdf format shall be deemed effective for all purposes.

(m)    Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(n)    Entire Agreement. This Agreement, the Synergy Incentive Program and the SESP constitute the entire agreement between or among Executive, DuPont and the Company and supersede all prior agreements, if any, understandings and arrangements, oral or written, between or among Executive, DuPont and the Company with respect to the subject matter hereof, including without limitation any term sheets or other similar presentations. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement in which Executive is a participant (“Other Agreement”), this Agreement shall control unless such Other Agreement specifically refers to this Agreement as not so controlling.

(o)    Certain Executive Acknowledgments. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment. Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement.

(p)    Indemnification; D&O Insurance. Executive shall be indemnified and held harmless (including advances of attorneys fees and costs, subject to a customary undertaking to refund such amounts if finally determined not to be so indemnifiable), and covered under any contract of directors and officers liability insurance that covers members of the Board (or members of the DuPont board of directors as applicable under the Merger Agreement), in respect of his actions and omissions to act as an officer of the Company and member of the Board (and Advisory Committee, or otherwise on behalf of the Company) (and of DuPont prior to the Commencement Date) to the maximum extent permitted under the Merger Agreement, Company certificate of incorporation and by-laws and applicable law. This Section 11(p) shall survive the termination of Executive’s employment and the expiration of the Employment Term.

(q)    Effect if Mergers Do Not Occur. This Agreement shall cease to be of any force or effect if the Merger Agreement is terminated before the Mergers are consummated.

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IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the day and year first above written.

E. I. DU PONT DE NEMOURS AND COMPANY

By:	/s/ Benito Cachinero-Sánchez
Name:	Benito Cachinero-Sánchez
Title:	Senior Vice President – DuPont Human Resources

EXECUTIVE

/s/ Edward D. Breen
Edward D. Breen

EXHIBIT A

GENERAL RELEASE

DowDuPont Inc. (“Employer”) and Edward D. Breen, his/her heirs, executors, administrators, successors, and assigns (collectively “Employee”), agree that:

1.    Last Day of Employment. Employee’s last day of employment with Employer, and/or each of Employer’s parents, affiliates, and subsidiaries, is             , 20     (“Separation Date”).

2.    Consideration. Provided that (a) Employee signs this General Release (“Agreement”) and does not revoke this Agreement within the time periods set forth herein, and (b) Employee complies with the provisions of Section 10 (Restrictive Covenants) of the Company’s Senior Executive Severance Plan, Employee will receive the payments and benefits set forth in Section 9(c) of the Employment Agreement entered into as of August 31, 2017 by and between Employer and Employee (“Employment Agreement”), including the cash payments set forth on Attachment 1 hereto. Such payments and benefits shall be provided in accordance with the terms of the Employment Agreement, and will not commence before Employee’s employment with Employer terminates on the Separation Date, Employee signs this Agreement within the time period set forth below, the revocation period set forth below expires, and Employee has not revoked Employee’s acceptance of this Agreement.

3.    No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.

4.    General Release, Claims Not Released and Related Provisions.

a.    General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates and subsidiaries, each of their divisions, predecessors, insurers, successors and assigns, and all of their current and former employees, attorneys, officers, directors and agents, whether now in existence or hereafter created, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, complaints, actions, suits, arbitrations, disputes, rights, promises, obligations, losses, damages, costs, fees, attorneys’ fees or liabilities of every kind whatsoever, in law or in equity known and unknown, asserted or unasserted (“Claims”), which Employee ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date the Employee executes this Agreement, including, but not limited to (A) any such Claims relating in any way to Employee’s employment relationship with Employer or any other Releasee, (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and

Retraining Notification Act of 1988, 42 U.S.C. Section 1981, the Equal Pay Act of 1963, the Occupational Safety and Health Act of 1970, the Fair Credit Reporting Act of 1970, the Delaware, Discrimination in Employment Act, the Delaware Handicapped Persons Employment Protections Act, each as amended and including each of their respective implementing regulations, and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released, and (C) any such public policy, contract, tort, or common law Claim, including without limitation, breach of contract, breach of a covenant of good faith and fair dealing, interference with business opportunity or contracts, negligence, misrepresentation, fraud, detrimental reliance, personal injury, assault, battery, defamation, false light, invasion of privacy, infliction of emotional distress, retaliation, constructive discharge, or wrongful discharge; (ii) arising out of or relating to the termination of Employee’s employment with Employer or any other Releasee; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between Employer or any other Releasee and Employee, including, but not limited to, the Employment Agreement.

b.    Claims Not Released. Employee is not waiving any rights he/she may have to: (a) his own vested or accrued employee benefits under Employer’s health, welfare, or retirement plans as of the Separation Date; (b) his benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) claims for indemnification (including advances) under Section 11(p) of the Employment Agreement, under the Merger Agreement (as defined in the Employment Agreement) or under the Company’s governing instruments or applicable law, or any applicable contract of directors and officers liability insurance, (d) claims as a stockholder of the Company, (e) any bounty that may be recoverable as a result of participating in the Securities and Exchange Commission’s whistleblower program, or any other bounty program for which recovery cannot be waived as a matter of law; (f) pursue claims which by law cannot be waived by signing this Agreement; (g) enforce this Agreement; and/or (h) challenge the validity of this Agreement.

c.    Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws, or any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made to such an anti-discrimination agency, Employee shall not be entitled to recover any individual monetary relief or other individual remedies, except that Employee may recover any bounty that may be payable as a result of participating in the Securities and Exchange Commission’s whistleblower program as set forth in paragraph “4b” above.

In addition, nothing in this Agreement or any other agreement with or policy of Employer or any other Releasee, including but not limited to the release of claims, prohibits Employee from: (1) reporting possible violations of federal law or regulations, including any possible

2

securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

5.    Waiver of California Civil Code § 1542 (for Employees who lived and/or worked for Employer in California). To affect a full and complete release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the California Civil Code states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release of all claims, Employee expressly acknowledges this Agreement is intended to include, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims. Employee warrants Employee has read this Agreement, including this waiver of California Civil Code section 1542, and has had the opportunity to consult with legal counsel about this Agreement and specifically about this waiver of section 1542, and that Employee understands this Agreement and the section 1542 waiver. Employee therefore freely and knowingly enters into this Agreement. Employee acknowledges he/she may later discover facts different from or in addition to those he/she now knows or believes to be true regarding the matters released or described in this Agreement, and even so agrees the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes or controversies described in this Agreement or with regard to any facts now unknown relating to those matters.

6.     Acknowledgments and Affirmations.

a.	Employee affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement.

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b.	Employee also affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or state or local leave or disability accommodation laws.

c.	To the extent that Employee has any pending applications or claims for benefits, including Long-Term Disability benefits, Employee hereby withdraws such applications and/or claims in consideration of this Agreement.

d.	Employee further affirms that Employee has no known workplace injuries or occupational diseases that Employee has not disclosed to Employer.

e.	Employee further affirms that all of Employer’s decisions regarding Employee’s pay and benefits through the Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

7.    Limited Disclosure. Employee agrees, prior to any public disclosure by the Company, not to disclose any information regarding the substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state or local government agency.

8.    Return of DuPont Property.

a.    Employee affirms that Employee has returned all of Employer’s property, documents, and/or confidential information in Employee’s possession or control, whether in hard copy of electronic format. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.

b.    Notwithstanding any other provision of this Agreement or any other agreement with or policy of Employer or any other Releasee, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.    Rights in Connection With Investigations. Notwithstanding any of the foregoing to the contrary, nothing in Agreement or any other policy or agreement with Employer or any other Releasee shall be construed to prohibit Employee from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any Inspector

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General, or making other disclosures that are protected under the whistleblower provision of law or regulation. Employee is not required to obtain prior approval or notify Employer that such reports or disclosures have been made. Furthermore, Employee’s cooperation with and participation in any investigation by, or action taken by, federal, state or local administrative agencies, regulatory agencies or law enforcement agencies will not violate any provision of this Agreement.

10.    Cooperation. Following the termination of Employee’s employment, Employee agrees to cooperate with Employer in any reasonable manner as Employer may request, including, but not limited to, furnishing information to and otherwise consulting with Employer, and assisting Employer in any litigation or potential litigation or other legal matters in which Employer (or any of the Releasees) and Employee are not adverse, provided that such litigation or potential litigation or other legal matters concern or relate to Employee’s employment with Employer, including, but not limited to, meeting with and fully answering the questions of Employer or its representatives or agents, and testifying and preparing to testify at any deposition or trial. Employer agrees to compensate Employee for any reasonable and documented out-of-pocket expenses incurred as a result of such cooperation.

11.    Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Delaware without regard to its conflict of laws provision. Any action arising out of or relating to this Agreement or Employee’s employment or termination of employment shall be brought exclusively in the state or federal courts of the State of Delaware, and the Parties expressly consent to the jurisdiction and venue of such courts. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

12.    [Explanation of Selection Process, Eligibility Requirements, and Decisional Unit Data.]1

13.    Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

14.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

[1]	Explanation to be included if Employee’s termination is in connection with an exit incentive program or other employment termination program.

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15.    Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except any written intellectual property, restrictive covenant or confidentiality agreements between Employer and Employee, which are incorporated herein by reference and shall remain in full force and effect. If any such agreements are in conflict with each other, they shall be construed to provide the maximum protection for Employer.

16.    Expiration of Offer & Revocation. The offer contained in this Agreement will expire if it is not accepted within [twenty-one (21)] [forty-five (45)]2 calendar days following Employee’s Separation Date, unless such expiration is waived in writing by an authorized designee of Employer. Employee may revoke the Agreement for up to seven (7) calendar days after signing the Agreement, after which the Agreement will become irrevocable, unless Employee is employed in Minnesota, in which case Employee may revoke the Agreement for up to fifteen (15) calendar days after signing the Agreement, after which the Agreement will become irrevocable. Any such revocations shall be submitted by either:

a.	Mailing a revocation notice, with the subject line “Revocation,” to: HR Direct Service Center, Attention: Release, 974 Centre Road, Wilmington, Delaware 19805; or

b.	Emailing a revocation notice, with the subject line “ Revocation,” to: hrdirect.usa@dupont.com.

Provided that Employee has not revoked this Agreement in the time frames set forth above, this Agreement shall become effective on the eighth (8th) day after it has been executed by Employee.

17.    Execution and Return of Agreement. This Agreement may be executed and returned on or after the Separation Date by either:

a.	Mailing a signed copy of this complete agreement (not just the signature page), with subject line “Release,” to: HR Direct Service Center, Attention: Release, 974 Centre Road, Wilmington, Delaware 19805; or

b.	Scanning and emailing a signed copy of this complete agreement (not just the signature page), with subject line “Release,” to: hrdirect.usa@dupont.com.

This Agreement may not be executed or returned prior to the Separation Date. The Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute the same instrument. A signature made on a copy of this Agreement transmitted by electronic mail will have the same effect as the original signature.

[2]	Forty-five (45) days (instead of twenty-one (21)) days to be provided if Employee’s termination is in connection with an exit incentive program or other employee termination program.

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EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO [TWENTY ONE (21)] [FORTY-FIVE (45)] CALENDAR DAYS FOLLOWING EMPLOYEE’S SEPARATION DATE TO EXECUTE AND RETURN THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT. EMPLOYEES WHO WERE EMPLOYED BY EMPLOYER WITHIN THE STATE OF WEST VIRGINIA ARE FURTHER ADVISED THAT THE WEST VIRGINIA STATE BAR ASSOCIATION CAN BE REACHED AT 1 (800) 642-3617.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. IF EMPLOYEE WAS EMPLOYED BY EMPLOYER WITHIN THE STATE OF MINNESOTA, EMPLOYEE MAY ALSO REVOKE EMPLOYEE’S WAIVER OF CLAIMS UNDER THE MINNESOTA HUMAN RIGHTS ACT WITHIN FIFTEEN (15) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. INFORMATION ON HOW TO SUBMIT A REVOCATION IS SET FORTH IN PARAGRAPH 16, ABOVE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO [TWENTY ONE (21)] [FORTY-FIVE (45)] CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

EDWARD D. BREEN	DOWDUPONT INC.

By:	By:
[Insert Appropriate Signatory]

Date	Date:

This Agreement shall not be signed by Employee prior to the Separation Date.

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Attachment 1

Cash Payments and Benefits

[Insert schedule of cash payments and noncash benefits pursuant to Section 9(c) or Section 9(d) of the Employment Agreement]